EXHIBIT 99b

                          FIRST COMMUNITY BANK APPOINTS
                         INTERIM THREE MEMBER COMMITTEE

CLINTON, NEW JERSEY, AUGUST 13, 1997...UNITY BANCORP, INC. (AMEX: UBI, UBI.WS), headquartered in Clinton, New Jersey, parent holding company of FIRST COMMUNITY BANK, announced today that the Board of Directors has chosen a three member committee to manage the bank on a day to day basis until a permanent successor is chosen following the recent resignation of James Hyman, president. The committee is comprised of Peter G. Schoberl, Senior Loan Officer, Thomas Maresca, Senior Operations Officer and Julie Y. Carlson, Treasurer of the bank and is reporting to Robert J. Van Volkenburgh, Chairman of the Board and Chief Executive Officer of UNITY BANCORP, INC.

Mr. Van Volkenburgh stated, "The Board of Directors is conducting a thorough search for the new candidate."

UNITY BANCORP, INC. is the holding company for FIRST COMMUNITY BANK. FIRST COMMUNITY BANK, which had assets of approximately $195 million as of June 30, 1997, is a commercial bank providing a wide range of business and consumer financial services and operates seven branches in Hunterdon, Somerset and Union Counties.

                                     Page 7